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                                                                    Exhibit 23.4

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference therein of our report dated March 19, 1997, except for Note 9, for which the date is October 2, 1997, with respect to the Combined Financial Statements of the Patriot American Office Group included in the Proxy Statement of Cali Realty Corporation dated November 10, 1997, filed with the Securities and Exchange Commission incorporated by reference in the Registration Statement on Form S-8 pertaining to the Employee Stock Option Plan and the Director Stock Option Plan of Mack-Cali Realty Corporation.

/s/ Ernst & Young LLP
Ernst & Young LLP

Dallas, Texas
January 15, 1998